PURCHASE AGREEMENT

BETWEEN:

PEACE ARCH LA, INC.

– and –

JULIAN SCHLOSSBERG

– and –

MARK BALSAM

December __, 2006

TABLE OF CONTENTS

ARTICLE I INTERPRETATION

2

1.1

Definitions

2

1.2

Certain Rules of Interpretation

9

1.3

Knowledge

10

1.4

Entire Agreement

10

1.5

Applicable Law

10

1.6

Schedules

11

1.7

Exhibits

11

ARTICLE II PURCHASE AND SALE

11

2.1

Purchase and Sale of the Purchased Interests

11

2.2

Delivery of Certificates

11

ARTICLE III PURCHASE PRICE

12

3.1

Deposit; Payment at Closing

12

3.2

Purchase Price Adjustments

12

3.3

Recent Acquisitions

13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE VENDOR

13

4.1

Corporate Organization, Standing and Qualifications; Residency

13

4.2

Other Interests

13

4.3

Binding Agreement; Validity of Transaction

14

4.4

Consents and Approvals; No Violations

14

4.5

Capitalization

15

4.6

Ownership of Purchased Interests

15

4.7

Absence of Indebtedness, Undisclosed Liabilities and Long Term Debt

15

4.8

Tax Matters

16

4.9

Non-Arm’s Length Matters

17

4.10

Books and Records

18

4.11

Accounts Receivable

18

4.12

Title to Purchased Assets

18

4.13

Asset Transfer Agreements

18

4.14

Rights Agreements and License Agreements

18

4.15

Material Contracts

19

4.16

Employment Matters

20

4.17

[Intentionally Deleted]

21

4.18

Insurance

21

4.19

Materials

21

4.20

Participations and Residuals

22

4.21

Recent Acquisitions

22

4.22

Litigation

22

4.23

Leases of Personal Property

22

4.24

Leases of Real Property

22

4.25

Real Property

23

4.26

Compliance with Laws

23

(ii)

4.27

Bank Accounts, etc.

23

4.28

Absence of Guarantees

23

4.29

Corporate Records

23

4.30

Powers of Attorney

23

4.31

Brokers

23

4.32

Miscellaneous Assets

23

4.33

Truth and Accuracy of Schedules

24

4.34

Disclosure

24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

24

5.1

Corporate Organization, Standing and Qualifications

24

5.2

Authorization

24

5.3

Consents and Approvals; No Violations

25

5.4

Brokers

25

5.5

PAE Shares

25

ARTICLE VI SURVIVAL AND INDEMNIFICATION

25

6.1

Survival of Vendor’s Representations and Warranties

26

6.2

Survival of Purchaser’s Representations and Warranties

26

6.3

Survival of Covenants

26

6.4

Indemnification by the Vendors

26

6.5

Indemnification by the Purchaser

27

6.6

Procedure for Indemnification

28

6.7

Additional Rules and Procedures

29

6.8

Rights Cumulative

30

6.9

Arbitration Procedures

30

ARTICLE VII CONDITIONS OF CLOSING IN FAVOUR OF THE PURCHASER

30

7.1

Good Standing Certificates

30

7.2

Officer’s Certificate

31

7.3

Required Consents, Acknowledgements and Notices

31

7.4

Board Approval

31

7.5

Legal Impediments

31

7.6

Indebtedness

31

7.7

Employment Agreement and Consulting Agreement

31

7.8

Asset Transfer Agreements

31

7.9

Financial Statements

32

7.10

Section 338(h)(10) Election Forms

32

ARTICLE VIII CONDITIONS OF CLOSING IN FAVOUR OF THE VENDORS

32

8.1

Good Standing Certificates

32

8.2

Officer’s Certificate

32

8.3

Legal Impediments

32

ARTICLE IX COVENANTS OF THE PARTIES FOLLOWING CLOSING

33

9.1

Recent Acquisitions

33

9.2

Acquired Assets

33

9.3

Post Closing Conduct

33

(iii)

9.4

Delivery of Audited Financial Statements

33

9.5

Listing and Registration of PAE Shares

34

9.6

Pre-Closing Payments Received Post-Closing

35

9.7

Participations and Residuals

36

9.8

Tax Audits and Contests; Cooperation

36

9.9

Preparation of Tax Returns and Payment of Taxes

37

9.10

Refunds

37

9.11

Section 338(h)(10) Election

37

9.12

Post-Closing Liability for Schedule 4.22 Claims

38

9.13

CHP Profit Sharing Plan

38

ARTICLE X GENERAL

38

10.1

Notices

38

10.2

Waiver

40

10.3

Severability

40

10.4

Assignment and Enurement

40

10.5

Expenses

41

10.6

Further Assurances

41

10.7

Jurisdiction

41

10.8

Service

41

10.9

Public Disclosure

41

10.10

Third Party Beneficiaries

41

10.11

Non-Merger

42

10.12

No Strict Construction

42

10.13

Execution by Electronic Transmission

42

10.14

Counterparts

43

PURCHASE AGREEMENT

THIS AGREEMENT is made on the ___ day of December, 2006.

BETWEEN:

Peace Arch LA, Inc. a corporation incorporated under the laws of the State of California

(the “Purchaser”),

- and -

Mark Balsam, an individual resident at 8 Valley Road, Larchmont, NY  10538

(“Balsam”)

- and -

Julian Schlossberg, an individual resident at 320 Pea Pond Road, Katonah, NY  10536

(“Schlossberg”)

(Balsam and Schlossberg are collectively referred to herein as the “Vendors”)

RECITALS:

A.

Balsam is the registered and beneficial owner of all the issued and outstanding membership interests of Dream, LLC and wishes to sell such interests to Purchaser and Purchaser wishes to purchase such interests.

B.

Schlossberg is the registered and beneficial owner of all the issued and outstanding shares of Castle Hill Productions, Inc. and wishes to sell such shares to Purchaser and Purchaser wishes to purchase such shares.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, conditions, agreements and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, the Parties agree as follows:

ARTICLE I
INTERPRETATION

1.1

Definitions

Throughout this Agreement, unless there is something inconsistent in the subject matter or context, the following words, terms and expressions shall have the following meanings:

“Accounts Receivable” means all accounts, notes, bills and other receivables, trade accounts, insurance claims and other debts owing to the Entities relating to the exploitation of the Library which are owing as of the day immediately following October 31, 2006 and any such amounts owing as of the day immediately following October 31, 2006 but paid prior to such date.  Accounts Receivable include, but are not limited to, those Accounts Receivable set out in Schedule 4.11 hereto which is stated as of December 15, 2006, and the full benefit of all security for such amounts, subject to adjustment in respect of amounts thereon due prior to October 31, 2006, if any.  For greater certainty, Accounts Receivable do not include amounts owing on or before October 31, 2006 but paid after October 31, 2006.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement”, “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this Purchase Agreement between the Parties, including all schedules and exhibits, and all instruments supplementing, amending, modifying, restating or otherwise confirming this Agreement.  All references to “Articles”, “Sections”, “Schedules” and “Exhibits” mean and refer to the specified article, section, schedule and exhibit of this Agreement.

“AMEX” means the American Stock Exchange.

“Ancillary Agreements” means the Balsam Employment Agreement and the Schlossberg Consulting Agreement.

“Asset Transfer Agreements” means, collectively, the Bedmont Asset Transfer Agreement and the Larchford Asset Transfer Agreement.

“Balsam Employment Agreement” means the employment agreement between the Purchaser and Balsam in the form attached as Exhibit “A”.

“Bedmont” means Bedmont Enterprises, Inc.

“Bedmont Asset Transfer Agreement” means the agreement dated as of December ___, 2006 between Bedmont and CHP, pursuant to which Bedmont has sold to CHP all of its right, title and interest to the Library and the Miscellaneous Assets and pursuant to which CHP  has sold to Bedmont all of its right, title and interest in and to all of its assets and liabilities (including, for greater certainty, any liabilities for Taxes that are or may be owing by CHP in respect of the period prior to the Closing Date and any liabilities in connection with Claims arising in respect of CHP’s operations prior to the Closing Date whether now known or hereafter discovered) other than the Library, the Leases, the Employees and the Goodwill and any liabilities (including without limitation in respect of any Claims) arising in respect of CHP’s operations after the Closing Date (collectively, the “CHP Disposed Assets”).

“Books and Records” means all books and records of the Entities (whether in written, printed, electronic or computer printout form) used for or relating to their respective businesses, including the Library Records, minute books and corporate records, all books of account, financial statements, tax records, accounting information, general ledgers, personnel records, sales and purchase records, customer and supplier lists, client files, operating data, files, computer files and programs, retrieval programs, correspondence, Contracts, Governmental Authorizations, credit information, research materials, licences, leases, records of past sales, business plans, inventory data, accounts receivable data, budgets, and other similar records.

“Business Day” means any day which is not a Saturday, a Sunday or a day observed as a public holiday under the laws of the State of New York or the federal laws of the United States of America.

“Businesses” means the respective businesses of each of Dream and CHP, being the sales, marketing, licensing and distribution of film and television productions.

“CHP” means Castle Hill Productions, Inc., a corporation incorporated under the laws of the State of New York.

“CHP Deposit” means an amount equal to $125,000.

“CHP Disposed Assets” has the meaning set out in the definition of “Bedmont Asset Transfer Agreement”.

“CHP Purchase Price” means an amount equal to $5,993,850.

“CHP Shares” means all the issued and outstanding shares of CHP which are 100 shares of common stock.

“Claim” means any claim, demand, action, cause or right of action, damage, loss, costs, liability, obligation or expense, including, without limitation, reasonable professional (including legal) fees and all costs incurred in investigating or pursing any of the foregoing, or any proceeding, arbitration, mediation or other dispute resolution procedure relating to any of the foregoing, or any orders, writs, injunctions or decrees of any Governmental Authority.

“Closing” means the completion of the sale to and purchase by the Purchaser of the Purchased Interests and the completion of all other transactions contemplated by this Agreement that are to occur at the same time as the sale and purchase of the Purchased Interests.

“Closing Date” means the date of this Agreement.

“Consents” means all consents, approvals, permits, licences, waivers of rights of first refusal or waivers of due on sale clauses, as applicable, from: (a) any party to any Contract, and (b) any Governmental Authority necessary in connection with the execution of this Agreement, the Closing or the performance of any terms thereof or any document delivered pursuant thereto or the completion of any of the transactions contemplated by this Agreement.

“Contracts” of any Person means all contracts, licences, sub-licences, agreements, commitments, entitlements, undertakings, understandings and engagements to which such Person may be a party or by which such Person may be bound, whether written, oral or otherwise, and includes all quotations, orders or tenders for contracts which remain open for acceptance and any manufacturers’ or suppliers’ warranty, guarantee or commitment (express or implied).

“Deposits” mean the CHP Deposit and the Dream Deposit.

“Disposed Assets” means, collectively, the Bedmont Disposed Assets and the CHP Disposed Assets.

“Dream” means Dream, LLC, a limited liability company formed under the laws of the State of New York.

“Dream Deposit” means an amount equal to $125,000.

“Dream Disposed Assets” has the meaning set out in the definition of “Larchford Asset Transfer Agreement”.

“Dream Purchase Price” means an amount equal to $2,961,564.

“Dream Interest” means all the issued and outstanding membership interests of Dream.

“DuArt” means DuArt Film and Video.

“DuArt Indebtedness” means the Indebtedness of Dream to DuArt in the amount of $42,000.

“Employees” mean the individuals listed on Schedule 4.16(c) hereto who, on the Closing Date, are the only employees of the Entities.

“Encumbrance” means any lien, security interest, option, right of first refusal, claim, easement, mortgage, charge, indenture, deed of trust, right of way, restriction on the use of real property, encroachment, licence to third parties, lease to third parties, security agreement, or any other encumbrance and other restriction or limitation on use of real or personal property or irregularities in title thereto.

“Entities” means, collectively, Dream and CHP.

“Gamma” means Gamma Entertainment LLC, a limited liability company formed under the laws of the State of New York.

“Goodwill” means, with respect to each of the Entities, the goodwill of such Entity’s Business.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, panel, tribunal, corporation or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province, territory or state or other subdivision thereof or any municipality, district or other subdivision thereof.

“Governmental Authorization” means any authorization, approval, licence or permit issued by any Governmental Authority.

“Guild” means any guild or union whose members provided services in connection with the production of any of the Titles.

“Guild Agreement” means any agreement between either of the Entities and any of the Guilds or any agreement, code, contract or policy of the Guilds which either of the Entities is subject to or to which the Entities are bound.

“Indebtedness” of any Entity means (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money including any shareholder loans, bank term debt, or bank operating advances, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) commitments or obligations by which such Entity assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) indebtedness secured by an Encumbrance on assets or properties of such Entity, unless such Encumbrance is a Permitted Encumbrance, (v) obligations or commitments under capitalized leases, (vi) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties except to the extent such deposits or advances are repayable under the terms of a Rights Agreement or License Agreement, (vii) obligations under any interest rate, currency or other hedging agreement, or (viii) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (vii) above. In addition, Indebtedness means any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (i) through (viii) above which are required to be paid pursuant to the terms thereof as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time.  For greater certainty, “Indebtedness” does not include any portion of any advance, minimum guarantee, purchase price, royalty, Participation or Residual in respect of a Title (including, without limitation, a Recent Acquisition) which is not due or payable prior to or on the Closing Date.

“Indemnified Party” has the meaning set out in Section 6.6.

“Indemnifying Party” has the meaning set out in Section 6.6.

“Intellectual Property” means (a) patents, and applications for either; (b) registered and unregistered trade-marks, service marks and other indicia of origin, pending trade-mark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (c) registered and unregistered copyrights and mask works, and applications for registration of either; (d) internet domain names, applications and reservations for internet domain names, uniform resource locators and the corresponding Internet sites; (e) trade secrets and proprietary information not otherwise listed in (a) through (d) above, including, without limitation, unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (f) any goodwill associated with any of the foregoing.

“Larchford” means Larchford Productions, Inc.

“Larchford Asset Transfer Agreement” means the agreement dated as of December ___, 2006 between Larchford and Dream, pursuant to which Larchford has sold to Dream all of its right, title and interest to the Library and pursuant to which Dream has sold to Larchford all of its right, title and interest in and to all of its assets and liabilities (including, for greater certainty, any liabilities for Taxes that are or may be owing by Dream or Balsam in respect of the period prior to the Closing Date and any liabilities in connection with Claims arising in respect of Dream’s operations prior to the Closing Date whether now known or hereafter discovered) other than the Library, the Leases, the Employees and the Goodwill and any liabilities (including without limitation in respect of any Claims) arising in respect of Dream’s operations after the Closing Date (collectively, the “Dream Disposed Assets”).

“Laws” means all applicable laws, statutes, regulations, by-laws, rules, decrees, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Authority.

“Leases” means the leases and subleases referred to in Schedule 4.24.

“Letter of Agreement” means the letter of agreement dated April 13, 2006 among, inter alia, Peace Arch Entertainment Group Inc., Dream and CHP.

“Library” means all of Dream’s and CHP’s respective right, title and interest in and to the film and television productions listed in Schedule 1.1 (the “Titles”), which includes all of Dream’s and CHP’s respective right, title and interest in and to the following:

(a)

the Rights Agreements listed in Schedule 4.14,

(b)

the License Agreements listed in Schedule 4.14,

(c)

all related physical materials such as film, video and sound elements and all masters and copies thereof (“Physical Materials”),

(d)

all related Marketing Materials,

(e)

all Claims against third parties relating to the Titles, and

(f)

all related documents and information, whether in digital or paper form, including chain of title documents, license agreements, licensing histories, accounting histories, collection statements, participation statements, laboratory access letters, laboratory pledgeholder agreements, Accounts Receivable data, financial statements, and related work papers and letters from accountants and other similar records and any proprietary information in such documents relating to the Titles which comprise the Library (collectively, the “Library Records”).

“License Agreements” means those agreements pursuant to which Dream or CHP have licensed, granted or assigned to any Person(s) any rights in and to the Titles as the same may have been amended from time to time by the parties thereto.

“Marketing Materials” means all advertising, sales support, sales collateral, and promotional materials and productions, sales and marketing files (whether in print or electronic format) including all past and present promotion copy and promotion copy data bases, web images, web copy, and advertising and direct marketing materials of Dream and CHP used in connection with the Titles.

“Material Adverse Change” or “Material Adverse Effect” shall mean, (a) when used with respect to either of Dream or CHP, any materially adverse change in the business, operations, assets, financial condition or prospects of such Party or (b) when used with respect to the Purchaser or the Vendors, as the case may be, any materially adverse change in or effect on (including any material delay) the ability of the Purchaser or the Vendors, as the case may be, to perform their respective obligations hereunder.

“Material Contract” means any Contract which requires or may require the provision by either of the Entities of good, services or the licensing of rights, or the making of a financial obligation, in each case having a fair market value of in excess of $100,000.

“Miscellaneous Assets” means, prior to the effectiveness of the Bedmont Asset Transfer Agreement, all of Bedmont’s right, title and interest, if any, in and to the following, and after the effectiveness of the Bedmont Asset Transfer Agreement, all of CHP’s right, title and interest, if any, in and to the following:

(a)

all physical materials, such as film, video and sound elements and all masters and copies thereof, related to the following audio-visual works: Bootleggers, Bruce Lee: The Man or Myth, Companion (aka Die Sister Die), Creature from the Black Lake, Devil Fish (aka Monster Shark), Fists of Bruce Lee, Four Deuces, Grand Duel, Jacob Two Two Meets the Hooded Fang, Kingfisher Caper (Aka Diamond Hunters), Kung Fu Gold, Legend of Boggy Creek, Mad Dog Morgan, Night of the Assassins, Seniors, Seven Alone, Shriek of the Mutilated, Texas Detour, Track of the Moon Beast, and Where the Red Fern Grows.

“Notice” shall have the meaning given to it in Section 10.1.

“PAE” means Peace Arch Entertainment Group Inc, the parent of the Purchaser.

“PAE Shares” means the $1,000,000 worth of common shares of PAE to be issued to Balsam as contemplated in Section 3.1(b)(ii).

“Participations” means, with respect to any Title, all amounts payable to third parties, from, calculated based on, or triggered by receipt of revenue streams, whether as a fixed sum (the payment of which is conditioned upon the attainment of a specified level of receipts or profits from, or other financial performance of, the exploitation of such title) with respect to, or as a contingent amount determined based on, the financial or other performance of the exploitation of such title remaining after giving effect to specified exclusions and deductions, if any, such as deferments, gross receipts, contingent bonus (or similar payment), provided, however, that the term “Participations” shall specifically exclude any Residuals.

“Parties” means, collectively, the Purchaser and the Vendors and “Party” means either of them.

“Permitted Encumbrances” means those Encumbrances identified on Schedule 4.12(a), as well as (a) any Encumbrances in favour of Guilds and their affiliated pension and/or health plans related to Residuals, (b) any lien or interest created under a Rights Agreement or License Agreement in the Title (and the related Intellectual Property and Physical Materials) licensed under such Rights Agreement or License Agreement, (c) any Encumbrances otherwise created in the ordinary course of business with respect to the Library and any Title, and/or (d) any Encumbrances in connection with Participations and Residuals.

“Person” means any individual, sole proprietorship, limited or unlimited liability corporation, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, body corporate, joint venture, trust, pension fund, union, Governmental Authority, and a natural person including in such person’s capacity as trustee, heir, beneficiary, executor, administrator or other legal representative.

“Purchase Prices” means collectively, the CHP Purchase Price and the Dream Purchase Price.

“Purchased Interests” means, collectively, the CHP Shares and the Dream Interest.

“Purchaser” means Peace Arch LA, Inc.

“Purchaser’s Unrecouped Amount” means in respect of any Recent Acquisition, any portion of the Title Purchase Price paid by an Entity after October 31, 2006 and any out-of-pocket, distribution expenses actually expended by the Purchaser or an Entity in respect of the exploitation of the Recent Acquisition after October 31, 2006.

“Recent Acquisition” has the meaning given to it in Section 3.3.

“Required Consents” means the Consents listed on Schedule 4.4.

“Residuals” means, with respect to any Title, amounts payable with respect to obligations (including obligations for fringe benefits and taxes payable with respect thereto) under applicable collective bargaining agreements or similar arrangements by reasons of or as a condition to any exploitation of such title, from time to time, or any use or reuse thereof, including without limitation all royalties.

“Rights Agreements” means those agreements under which the Entities acquired rights in and to the Titles, or which otherwise govern the Entities’ right, title and interest in and to the Library as the same may have been amended from time to time by the parties thereto.

“Schlossberg Consulting Agreement” means the consulting agreement between Schlossberg and the Purchaser in the form attached as Exhibit “B”.

“SEC” has the meaning given to it in Section 9.5.

“Tax Returns” means any returns, declarations, reports, and claims for refund, or information returns or statements relating to Taxes, including any schedules or attachments thereto, and including any amendments thereof.

“Taxes” means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by a governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

“Title Purchase Price” means, in respect of any Title, the total purchase price, minimum guarantee or advance payable under the Rights Agreement governing the Title.

“Titles” has the meaning set out in the definition of “Library”.

 “Vendors” means Balsam and Schlossberg.

“Vendors’ Unrecouped Amount” has the meaning given to it in Section 3.3.

1.2

Certain Rules of Interpretation

In this Agreement and the Schedules and Exhibits:

(a)

Time - Time is of the essence in and of this Agreement and every part hereof in the performance of the Parties’ respective obligations.  Any extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

(b)

Calculation of Time - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.  Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

(c)

Business Days - Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

(d)

Currency - Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of the United States of America.

(e)

Headings - The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.

The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

(f)

Plurals and Gender - The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

(g)

Statutory References - Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated under such statute), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

(h)

Consent – Whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its, his or her approval or consent.

1.3

Knowledge

Whenever any Party makes any representation, warranty or other statement to such Party’s knowledge, such Party will be deemed to have made due inquiry, including due inquiry by any officer or director of such Party, if applicable, or any other Person who has responsibility with respect to the relevant subject matter, into the subject matter of such representation, warranty or other statement.

1.4

Entire Agreement

(a)

This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral, written or otherwise, of the Parties, including the Letter of Agreement.  There are no representations, warranties, covenants or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement.

(b)

No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.5

Applicable Law

This Agreement shall be construed and enforced in accordance with the laws of the State of New York and shall be treated, in all respects, as a New York contract without giving effect to otherwise applicable principles of conflicts of law.

1.6

Schedules

The following Schedules attached to this Agreement form an integral part of this Agreement:

Schedule 1.1

–

Titles
Schedule 4.4

–

Required Consents
Schedule 4.11

–

Accounts Receivable and Payees
Schedule 4.12(a)

–

Permitted Encumbrances
Schedule 4.12(c)

–

Titles Distributed “At Will”
Schedule 4.14

–

Rights Agreements and License Agreements
Schedule 4.15

–

Material Contracts
Schedule 4.16(c)

–

Employees
Schedule 4.16(f)

–

Employee Plans
Schedule 4.17

–

Intentionally Deleted
Schedule 4.18

–

Insurance
Schedule 4.19

–

Laboratories
Schedule 4.20

–

Participations and Residuals
Schedule 4.21

–

Recent Acquisitions
Schedule 4.23

–

Leases of Personal Property
Schedule 4.24

–

Leases of Real Property
Schedule 4.27

–

Banks Accounts

1.7

Exhibits

The following Exhibits attached to this Agreement form an integral part of this Agreement:

Exhibit “A” – Balsam Employment Agreement

Exhibit “B” – Schlossberg Consulting Agreement

ARTICLE II
PURCHASE AND SALE

2.1

Purchase and Sale of the Purchased Interests

Upon the terms and subject to the conditions set out in this Agreement, at the Closing, the Vendors shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Vendors, the Purchased Interests, free and clear of all Encumbrances (other than Permitted Encumbrances).

2.2

Delivery of Certificates

(a)

Schlossberg shall transfer and deliver to the Purchaser on the Closing Date share certificates representing the CHP Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, with such signatures guaranteed to the satisfaction of the Purchaser.  Schlossberg shall take such steps as shall be necessary to cause CHP to enter the

Purchaser upon its books as the holder of the CHP Shares and to issue share certificates to the Purchaser representing the CHP Shares purchased by it.

(b)

Dream shall transfer and deliver to the Purchaser on the Closing Date the Dream Interest and Balsam shall take such steps as shall be necessary to cause Dream to enter the Purchaser upon its books as the holder of the Dream Interest.

ARTICLE III
PURCHASE PRICE

3.1

Deposit; Payment at Closing

(a)

Balsam and Schlossberg acknowledge, respectively, that the Purchaser has delivered the Dream Deposit and the CHP Deposit to each of Dream and CHP, and each Entity has distributed the applicable Deposit to each of Balsam and Schlossberg.  The Deposits shall be applied against the respective Purchase Prices payable on the Closing Date.

(b)

On the Closing Date, the Purchaser shall pay to the Vendors the respective Purchase Prices less the Deposits, which amounts shall be paid as follows:

(i)

to Schlossberg, by wire transfer, certified cheque or bank draft, Five Million, Eight Hundred and Sixty-Eight Thousand, Eight Hundred and Fifty Dollars ($5,868,850), representing the CHP Purchase Price less the CHP Deposit which Schlossberg acknowledges having received;

(ii)

to Balsam, by wire transfer, certified cheque or bank draft, One Million Seven Hundred and Ninety-Four Thousand, Five Hundred and Sixty Four Dollars ($1,794,564), representing two-thirds of the Dream Purchase Price less the Dream Deposit which Balsam acknowledges having received and the DuArt Indebtedness; and

(iii)

the Purchaser shall cause PAE to issue and register in the name of Balsam the PAE Shares, which shares shall have an aggregate value of $1,000,000, determined based on the ten (10) day average share price for the common shares of PAE over the ten (10) trading days immediately preceding the Business Day preceding the Closing Date (subject to applicable securities and regulatory laws). The PAE Shares shall represent one-third of the Dream Purchase Price.  A share certificate representing the PAE Shares will be delivered to Balsam on the Closing Date.

(c)

Balsam hereby irrevocable directs the Purchaser to pay to DuArt the amount of Forty-Two Thousand Dollars ($42,000) in satisfaction of the DuArt Indebtedness.

3.2

Purchase Price Adjustments

[Intentionallly Deleted]

3.3

Recent Acquisitions

Since April 1, 2005, the Entities have acquired rights to each of the Titles listed on Schedule 4.21 hereto (each, a “Recent Acquisition”).  In respect of each Recent Acquisition, Schedule 4.21 indicates the total Title Purchase Price payable in respect of such Recent Acquisition, and the portion of the Title Purchase Price paid as of October 31, 2006 together with the amount of any out-of-pocket, verifiable, distribution expenses actually expended by the applicable Entity in connection with the distribution of such Recent Acquisition that as of October 31, 2006 have not been fully recouped by the Vendors (the “Vendors’ Unrecouped Amount”) pursuant to the terms of the applicable Rights Agreement.  The Purchaser undertakes and agrees to pay the Vendors such Vendors’ Unrecouped Amounts pursuant to the terms of Section 9.1 of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendors jointly and severally represent and warrant to the Purchaser (and acknowledge that the Purchaser is relying on the representations and warranties in completing the transactions contemplated by this Agreement) that:

4.1

Corporate Organization, Standing and Qualifications; Residency

Each of Dream and CHP is duly incorporated or formed, as applicable, validly existing, organized and in good standing under the laws of their respective jurisdictions of incorporation or formation and have not been dissolved.  Each of Dream and CHP have all requisite power, authority and capacity to own, lease and operate their respective property and assets, to carry on their respective Businesses as currently conducted.  Neither the nature of the Businesses nor the location or character of the property owned or leased by the Entities requires the Entities to be registered, licensed or otherwise qualified in any jurisdiction other than in the State of New York.  The Entities have made all filings and registrations under all applicable laws and are duly qualified to carry on business, and are in good standing, in the State of New York, and in the case of Dream it has taken all steps necessary to be in material compliance with the provisions of the Limited Liability Company Law of the State of New York.

4.2

Other Interests

Neither entity owns, directly or indirectly, nor has it agreed to acquire: (i) any of the outstanding shares or securities convertible into shares of any other corporation; or (ii) any participating interest in any limited liability company, partnership, joint venture or other business enterprise other than, in the case of Dream, LLC, a one-third interest in Gamma and has taken all steps necessary to be in material compliance with the provisions of the Limited Liability Company Law of the State of New York.  Gamma is a limited liability company duly formed, validly existing, organized and in good standing under the laws of the State of New York.  The members of Gamma are Dream, First Independent Pictures, Inc. (“First”) and Tall Oak Associates, LLC (“Tall Oak”).  Each member of Gamma owns an equal interest in Gamma. The joint venture agreements in respect of Gamma dated October 12, 2004 and February 7, 2005 among Dream, First and Tall Oak, together with the related letter agreements dated April 4, 2005 and June 10, 2005 among Dream, First, Tall Oak and Gamma (the “Joint Venture

Agreements”) have not been amended, and are in full force and effect and no proceedings have been taken or are pending to amend or terminate such agreements. The business of Gamma is limited to the distribution and licensing of the following three feature films: Streamers, Newsfront, and Starstruck (collectively, the “Gamma Titles”).  Except pursuant to the Rights Agreements governing the Gamma Titles, Gamma neither has any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind whether or not such obligations or commitments are presently considered liabilities of Gamma under generally accepted accounting principles. Dream owns its one-third interest in Gamma free and clear of any liens, charges, encumbrances or rights of others.  Other than the Joint Venture Agreements, there are no contracts, options or other rights of any kind binding upon or which at any time in the future may become binding upon Dream to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber Dream’s interest in Gamma.

4.3

Binding Agreement; Validity of Transaction

This Agreement, and all of the agreements contemplated hereby to which each Vendor is a party, constitutes a legal, valid and binding obligation of each Vendor, enforceable against such Vendor in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.  No further action on the part of the Vendors is or will be required in connection with the transactions contemplated hereby.

4.4

Consents and Approvals; No Violations

Neither the execution and delivery of this Agreement or any other agreement or document to which the Vendors are or will become a party as contemplated by this Agreement, the consummation of the transactions contemplated herein or therein nor compliance by the Vendors with any provisions hereof or thereof will (a) conflict with or result (with or without notice, lapse of time or both) in a breach of any of the terms, conditions or provisions of the articles, by-laws or other constating documents of the Entities, (b) conflict with or result in a breach or a default (or give rise to any right of termination, cancellation, acceleration, modification or other right) under any of the provisions of any note, bond, lease, mortgage, indenture, licence, franchise, permit, agreement, Contract, Guild Agreement, or other instrument or obligation to which any of the Vendors or either of the Entities is a party, or by which any of the Vendors or either of the Entities is bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall have been obtained by the Vendors before Closing (which waivers or consents are identified and described in Schedule 4.4), (c) violate any Laws applicable to any of the Vendors or either of the Entities or any of their respective properties or assets, or (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon either of the Entities.  Except as set out in Schedule 4.4, no consent or approval by, or any notification or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Vendors of this Agreement or any other agreement or document to which any of the Vendors is or will be a party.  Except as set forth on Schedule 4.22, there is no Claim commenced or in progress or, to the knowledge of the Vendors, pending or threatened against or relating to the

Vendors or either of the Entities or any of their respective property or assets that might otherwise impair the consummation, or the benefits to the Purchaser, of the transactions contemplated by this Agreement or in any other agreement or document to which either of the Vendors is or will be a party.

4.5

Capitalization

The authorized, issued and outstanding share capital of CHP is comprised of 200 shares of common stock, no par value, of which 100 are issued and outstanding.  The issued and outstanding share capital has been duly and validly issued and is outstanding as fully paid and non-assessable shares in the capital of CHP.  There are no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock of CHP, nor does CHP have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.

100% of the membership interests in Dream are owned by Balsam.  The Dream Interest has been duly and validly issued and is outstanding as fully paid and non-assessable.  There are no other membership interests or equity interests of Dream issued or outstanding or securities convertible into or exchangeable or exercisable for any membership interests or equity interests of Dream, nor does Dream have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of, any membership interests or equity interests of Dream or any securities convertible into or exchangeable or exercisable for any membership interests or equity interests of Dream.

4.6

Ownership of Purchased Interests

Schlossberg is the only legal and beneficial owner of the CHP Shares, owning 100 shares of common stock of CHP.  Schlossberg owns the CHP Shares free and clear of any liens, charges, encumbrances or rights of others (other than the rights of the Purchaser hereunder).  There is no contract, option or other right of any kind binding upon or which at any time in the future may become binding upon any of Schlossberg or CHP to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the CHP Shares, other than pursuant to this Agreement.

Balsam is the only legal and beneficial owner of the Dream Interest, owning 100% thereof.  Balsam owns the Dream Interest free and clear of any liens, charges, encumbrances or rights of others (other than the rights of the Purchaser hereunder).  There is no contract, option or other right of any kind binding upon or which at any time in the future may become binding upon any of Balsam or Dream to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber the Dream Interest, other than pursuant to this Agreement.  All issuances and transfers of the Dream Interests have been duly authorized and recorded in compliance with applicable provisions of the Limited Liability Company Law of New York.

4.7

Absence of Indebtedness, Undisclosed Liabilities and Long Term Debt

(a)

Other than the DuArt Indebtedness, the Entities do not have any outstanding Indebtedness.

(b)

The Entities do not have outstanding any commitments, liabilities or obligations (whether accrued, absolute, contingent or otherwise) which do not constitute “Indebtedness”, except such commitments, liabilities, and obligations (a) as set forth in any Rights Agreement or License Agreement or Material Contract, (b) arising in the ordinary course of the Businesses, provided such liabilities and obligations arising in the ordinary course of the Businesses do not exceed $25,000 individually or $100,000 in the aggregate, or (c) are Permitted Encumbrances.

(c)

The Title Purchase Price (or any portion thereof) in respect of each Title to the extent due on or prior to the Closing Date has been fully paid by the Entities.

4.8

Tax Matters

(a)

At all times since October 31, 1986 and including the Closing Date, a valid “S” election has been in effect for CHP under the Internal Revenue Code of 1986, as amended (the “Code”).  Schlossberg has at all times been the sole shareholder of CHP at all times, and all Taxes attributed to “S” corporations under subchapter S of the Code have been properly taken into account on Schlossberg’s tax returns. CHP is not now, and never has been, a member of a consolidated group for United States federal income tax purposes or any similar consolidation or combination for state or local tax purposes. CHP and Schlossberg have not revoked CHP’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code.  CHP and Schlossberg have not taken or allowed any action that would result in the termination (on or prior to the Closing Date) of CHP’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

(b)

Except for those Tax Returns required to be filed for 2006 and disclosed to Purchaser as not having yet been filed, each of CHP, Balsam and Dream has filed or caused to be filed all Tax Returns required to be filed by him or it under applicable law, and such Tax Returns are true and correct in all respects.

(c)

Neither CHP, Balsam nor Dream has received any inquiry from any jurisdiction where CHP, Balsam, or Dream does not file a tax return concerning its liability for Taxes in such jurisdiction.

(d)

Each of  CHP, Balsam, and Dream has, within the time and in the manner prescribed by law, paid directly or indirectly (and until the Closing will pay directly or indirectly within the time and in the manner prescribed by law) all Taxes that are due and payable by him or it.

(e)

To the knowledge of each of CHP, Balsam, and Dream, no examination of any Tax Return is underway as of the date of this Agreement and there is no action, suit, claim, assessment, or audit pending or proposed writing (or otherwise known to CHP, Balsam or Dream) with respect to Taxes of CHP, Balsam and Dream.

(f)

There are no outstanding (i) powers of attorney granted by any of CHP, Balsam or Dream concerning any matter relating to Taxes, (ii) agreements or waivers extending the statutory period of limitation applicable to any Tax Return of CHP,

Balsam or Dream, or (iii) Encumbrances (and immediately following the Closing Date there will be no Encumbrances) on the assets or ownership interests of CHP, Balsam or Dream relating to or attributable to Taxes other than Encumbrances for Taxes not yet due and payable.  Neither CHP, Balsam or Dream has knowledge of any basis for the assertion of any Claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance on the assets or ownership interests of  CHP, Balsam or Dream.

(g)

None of CHP, Balsam or Dream’s assets are treated as “tax-exempt use property”, within the meaning of Section 168(h) of the Code.

(h)

Neither CHP, Balsam or Dream is a person other than a United States person within the meaning of the Code.

(i)

Each of CHP, Balsam and Dream has withheld and paid over all Taxes that he or it was required to withhold from amounts owing to any employee, creditor or third party and has complied with all applicable laws, rules and regulations relating to the withholding and payment of Taxes, including receiving the appropriate documentation necessary with respect to the withholding of Taxes relating to any payments made to any person.

(j)

Dream has since its inception until the date of this Agreement been and is taxable as a disregarded entity for United States tax purposes, and at no time was an election made that Dream, be taxed as a corporation for United States tax purposes.

(k)

Gamma has since its inception until the date of this Agreement been and is taxable as a partnership for United States tax purposes, and at no time was election made that Gamma be taxed as a corporation for United States tax purposes.

4.9

Non-Arm’s Length Matters

(a)

The Entities do not have any Indebtedness outstanding which have been made to directors, former directors, officers, shareholders or employees of either of the Entities or to any person or entity not dealing at arm’s length with any of the foregoing, (collectively, the “Non-Arm’s Length Indebtedness”);

(b)

Other than pursuant to the Asset Transfer Agreements, the Entities have not, either directly or indirectly, transferred property to or acquired property from a Person with whom the Entity was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof;

(c)

The Entities do not have any Contract or arrangement to which either is a party in which any of the Vendors, any director or officer of either of the Entities or any other Person not dealing at arm’s length with the Vendors, the Entities or any director or officer of either of the Entities has an interest, whether directly or indirectly, including, without limitation, arrangements for the payment of management or consulting fees of any kind whatsoever, other than so-called “key-man” provisions in any Rights Agreements.

4.10

Books and Records

The Books and Records are duly maintained in accordance with industry standards and contain full and accurate records of all legal and financial matters required to be dealt with in respect of the Entities. All material financial transactions relating to the Library in effect as of the Closing Date have been accurately recorded in the Books and Records.

4.11

Accounts Receivable

The Accounts Receivable are bona fide receivables and represent amounts due with respect to actual arm’s length transactions entered into in the ordinary course of business consistent with past practice and are collectible at their recorded amounts (subject to non-collectability, adjustment, rebate and credit in the ordinary course of business), and no such receivable have been assigned or pledged to any other Person and no defence of off-set or similar right to any such receivable have been asserted by the account obligor.  In no event shall the collection of settlement any Account Receivable at the face amount indicated in Books and Records result in a Residual obligation that exceeds the amount of such Account Receivable.

4.12

Title to Purchased Assets

(a)

Except for the At Will Titles (as described below), the Entities are the sole legal and beneficial owners of all of the rights comprising the Library with good and valid title, free and clear of all Encumbrances, other than Permitted Encumbrances and subject to the terms of all Rights Agreements and License Agreements.

(b)

Except for the Disposed Assets, no other assets, rights or entitlements are being used by the Entities to operate their respective Businesses.

(c)

Subject to the terms of the Rights Agreements and License Agreements, the Entities’ rights in and to the Library are adequate and sufficient for the continued operation of the Businesses as conducted by the Entities prior to the Closing Date, provided that the Titles listed on Schedule 4.12(c) are distributed on an “at will” basis, and as such, the Entities’ right to distribute and exploit such Titles may terminated by the licensors of such Titles for any or no reason on little or no notice (the “At Will Titles”).

4.13

Asset Transfer Agreements

Pursuant to the Asset Transfer Agreements, Dream and CHP have disposed of the Disposed Assets.

4.14

Rights Agreements and License Agreements

(a)

Schedule 4.14 contains a complete and accurate list of all the Rights Agreements which either of the Entities are a party to and there are no other Contracts to which the Entities are a party pursuant to which the Entities have been granted rights to the Titles.  Each of the Rights Agreements constitutes a valid and binding obligation of the parties thereto, enforceable in accordance with its terms.  None of the parties to any of the Rights Agreements is in breach of its obligations thereunder and, to the knowledge of the Vendors, no act or event has occurred which, with notice or lapse of time or both, would constitute a breach of any of the Rights Agreements.  Except as set forth on Schedule 4.14, all of the Rights Agreements were entered into in the ordinary course of business, are now in good standing and the Entities are entitled to all of the benefits, rights and privileges under them pursuant to their terms.  Neither the Vendors, the Entities, nor their counsel have received notice that any Person has breached, intends to breach or intends to discontinue any Rights Agreements to which either of the Entities is a party.  The Vendors have delivered to the Purchaser complete and accurate copies of each Rights Agreement or other written evidence of the obligations, and all amendments thereto.  It is acknowledged that there are no Rights Agreements in effect for the At Will Titles.

(b)

Schedule 4.14 contains a complete and accurate list of all the License Agreements which either of the Entity is party to and there are no other Contracts to which either of the Entities are a party pursuant to which the Vendors have granted any Person(s) any rights in and to the Titles.  Each of the License Agreements constitutes a valid and binding obligation of the parties thereto, enforceable in accordance with its terms.  None of the parties to any of the License Agreements is in breach of its obligations thereunder and to the knowledge of the Vendor’s no act or event has occurred which with notice or lapse of time or both, would constitute a breach of any of the License Agreements.  Except as set forth on Schedule 4.14, all of the License Agreements were entered into in the ordinary course of business, are now in good standing and the Entities are entitled to all of the benefits, rights and privileges under them pursuant to their terms.  Neither the Vendors, the Entities, nor their counsel have received notice that any Person has breached, intends to breach or intends to discontinue any License Agreements to which either of the Entities is a party.  The Vendors have delivered to the Purchaser complete and accurate copies of each License Agreement or other written evidence of the obligations, and all amendments thereto.

4.15

Material Contracts

Except for the Rights Agreement and License Agreements referred to in Schedule 4.14, the leases and agreements referred to in Schedule 4.23, the leases of Real Property referred to in Schedule 4.24, the Entities are not party to or bound by any Material Contract either now or in the future, whether oral or written.  The Contracts referred to in Schedule 4.14, Schedule 4.23 and Schedule 4.24 are all in full force and effect and no material default exists and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach under such contracts and commitments by the Entities.  The Vendors have delivered to the Purchaser complete and accurate copies of each Material Contract (or other written evidence of the obligations) and all amendments thereto.

4.16

Employment Matters

(a)

The Entities are not a party to any written employment agreements.

(b)

All vacation pay accrued up to the Closing Date have been paid by the Entities such that on the Closing Date there is no vacation paying owing to the employees of the Entities or any former employees of the Entities.

(c)

The individuals listed on Schedule 4.16(c) hereto are the only employees of the Entities on the Closing Date.  The date of birth, hire date, salary for the past three years and title of each Employee is set out on Schedule 4.16(c).

(d)

The Entities have satisfied all of their respective obligations and liabilities to their respective employees and former employees arising out of their employment under all applicable Laws, including those with respect to any and all lay-offs and terminations of any employees.

(e)

The Entities have not made and are not otherwise bound by any Contracts with any labour union or employee association (not including any Guild Agreement, if any).

(f)

The Entities have no Contracts nor are they bound or otherwise liable under any Contracts for the payment of any bonus, work incentive, profit sharing, savings, retirement, deferred compensation, stock option, stock purchase, pension, hospitalization, medical, dental, vision care, drug, sick leave, life insurance, weekly indemnity, long term disability, supplemental unemployment benefit, legal assistance, or any other sort or type of benefit or insurance plan, whether self-insured or otherwise, except for the employee plans listed on Schedule 4.16(f).  The employee plans listed on Schedule 4.16(f) are referred to herein as the “Employee Plans”.  Other than the Employee Plans, the Entities do not, and have not, within the past three (3) years, maintained, contributed to, or administered any “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (the “Pension Plans”) or any “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, (the “Welfare Plans”).

(g)

The Entities have delivered or has caused to be delivered to Purchaser true and complete copies of the Employee Plans (including any amendments, related trust agreements, custodial agreements, insurance contracts, investment contracts and other funding arrangements, if any).

(h)

Each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, which are applicable to such Employee Plan.

(i)

There are no pending or, to the knowledge of the Entities, threatened (A) claims, suits or other proceedings by any employees, former employees or plan participants, other than ordinary and usual claims for benefits, or (B) suits, investigations or other proceedings by any governmental agency or authority, of or against any Employee Plan.

(j)

The Entities have made all required contributions under each Pension Plan on a timely basis.

(k)

Neither the Entities nor any ERISA Affiliate has ever maintained, adopted or established, contributed to, or otherwise participated in any (i) defined benefit pension plan covered by Title IV of ERISA or (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA).

(l)

No Employee Plan provides benefits, including any severance or other post-employment benefit, or health or medical benefits (whether or not insured), to current or former employees (or their spouses or dependents) of the Entities beyond their retirement or other termination of service other than (A) coverage mandated by applicable law, or (B) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

(m)

All steps necessary to terminate the Castle Hill Productions, Inc. Profit Sharing Plan, other than the making of distributions, have been made.  Immediately following the Closing, in accordance with Section 9.13, all distributions required under the Castle Hill Productions, Inc. Profit Sharing Plan necessary in order to terminate the plan will be made and, as a result, the plan will terminate.

(n)

No notice has been received by either of the Entities of any complaints filed by any of the employees against such Entity claiming that the Entity has violated any Law.

(o)

There are no actual or, to the knowledge of the Vendors, threatened actions for wrongful dismissal involving any former employee of either of the Entities.

4.17

[Intentionally Deleted]

4.18

Insurance

Schedule 4.17 is a true and complete list setting forth all insurance policies (specifying the issuer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Entities with respect to their respective assets, property and undertaking as of the date hereof.  The Entities are not in default, whether as to the payment of premium or otherwise, under the terms of any such policy.  The Entities have not failed to give any notice or present any claim under any such policy in due and timely fashion.  To the knowledge of the Vendors, nothing has been done or omitted to be done by either of the Entities which could make any policy of insurance void or voidable.

4.19

Materials

Schedule 4.19 contains a complete list of all laboratories or other facilities (the “Laboratories”) at which Physical Materials are located and are being held on behalf of the Entities.  Other than the Physical Materials being held at the Laboratories, the Entities have in their possession all of the Physical Materials, Marketing Materials and Books and Records.  As of the Closing Date, the Physical Materials (which do not include, for greater certainty, the Miscellaneous Assets) in the aggregate are in satisfactory condition (reasonable wear and tear excepted) substantially suitable for use in the manner which they have been hereto employed in connection with the exploitation of the Titles.

4.20

Participations and Residuals

As of the Closing Date, the Entities have paid all Residuals and Participations due and payable in connection with any sales, licenses, or other exploitation of the Titles as may have become due and payable under the applicable Rights Agreement or License Agreement, at any time specified therein which is prior to or on the Closing Date, excluding, for the sake of clarity, Participations and Residuals that are payable by the Vendors after the Closing Date as described in Section 9.7.   Schedule 4.20  sets out the Residuals and Participations payable by the Vendors after the Closing Date pursuant to Section 9.7.

4.21

Recent Acquisitions

In respect of each of the Recent Acquisitions, the Vendors’ Unrecouped Amount and the Vendor to whom it is owed is set out on Schedule 4.21.

4.22

Litigation

Except as set forth in Schedule 4.22, there is no Claim, arbitration or legal, administrative or other proceeding or investigation by any Person, including a Governmental Authority, including appeals and applications for review pending or, to the best of the Vendors’ knowledge, threatened against either of the Entities or the Vendors.  There are no facts known to the Vendors which are likely to give rise to any such Claims.  There is not presently outstanding against any of the Entities any judgment, execution, order, injunction, decree or rule of any court, administrative agency, Governmental Authority or arbitrator which affects in any way the Entities and their respective assets and undertakings.  Subject to Section 9.12, the liability for the payment of all Claims listed on Schedule 4.22 have been validly transferred to and assumed by Bedmont and Larchford, as applicable, pursuant to the Asset Transfer Agreements.

4.23

Leases of Personal Property

Schedule 4.23 sets forth a true and complete list in all material respects of all equipment, other personal property and fixtures in the possession or custody of the Entities which, as of the date hereof, is leased or held under licence or similar arrangement and of the leases, licenses, agreements, or other documentation relating thereto.

4.24

Leases of Real Property

Other than the leases and subleases referred to in Schedule 4.24, the Entities are not a party to or bound by any lease, sublease, license or other instrument relating to real property and the Entities have not entered into any other instrument relating to real property.  All interests held by either of the Entities under such leases or subleases are: (i) free and clear of any and all liens, charges and encumbrances of any nature and kind whatsoever; (ii) in good standing and in full force and effect without amendment; (iii) all amounts of rent and other amounts presently owing thereunder have been paid; and (iv) the applicable Entity has complied with all of its obligations under such leases or subleases and such Entity is not in default or breach and has not received a notice of default or breach of its obligations under such leases or subleases.

4.25

Real Property

The Entities do not own any real property.

4.26

Compliance with Laws

The Entities are in compliance in all material respects with, and have filed all reports or returns required under, all Laws.

4.27

Bank Accounts, etc.

There is set forth in Schedule 4.27 hereto the name of each bank or other depository in which either of the Entities maintains any bank account, trust account or safety deposit box and the names of all persons authorized to draw thereon or who have access thereto.

4.28

Absence of Guarantees

Neither of the Entities have given or agreed to give, nor are a party to or bound by, any guarantee of Indebtedness, indemnity, bond or suretyship or other obligations of another Person or Persons or any other commitment by which either Entity is, or is contingently, responsible for such Indebtedness or other obligations.

4.29

Corporate Records

Complete and accurate originals of all minutes of all meetings and resolutions of each Entity’s directors and shareholders with any current effect or relevance have been provided to the Purchaser.  All resolutions of each Entity were duly passed and all meetings of such Entity were duly held, and its share certificate books and share certificate registers are complete and accurate and reflect all transactions contemplated by this Agreement.

4.30

Powers of Attorney

The Entities have not given any or irrevocable power of attorney relating to their respective Businesses to any Person for any purpose whatsoever.

4.31

Brokers

No agent, broker, Person or firm acting on behalf of the Vendors is, or will be, entitled to any commission or brokers’ or finders’ fees from the Vendors or from any Affiliate of the Vendors, in connection with any of the transactions contemplated by this Agreement.

4.32

Miscellaneous Assets

Notwithstanding any representation or warranty contained in this Article IV or anything else in this Agreement to the contrary, the Vendors make no representation or warranty with respect to the Miscellaneous Assets, it being understood that the transfer of the Miscellaneous Assets from Bedmont to CHP was undertaken on a quitclaim and “as is” basis.

4.33

Truth and Accuracy of Schedules

All of the information disclosed in each of the Schedules attached to this Agreement is true and correct (as at the date of execution of this Agreement or such other date as is indicated on such Schedules) in all material respects.

4.34

Disclosure

None of this Agreement, any Schedule, Exhibit or certificate delivered pursuant to this Agreement or any document or statement in writing which has been supplied to the Purchaser or its representatives by or on behalf of the Vendors in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading.  To the knowledge of the Vendors, there is no fact that would have or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect with respect to either of the Entities which has not been set out in this Agreement, or any Schedule, Exhibit or certificate delivered pursuant to this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser makes the following representations and warranties and acknowledges that the Vendors are relying on such representations and warranties in entering into this Agreement and in selling the Purchased Interests to the Purchaser:

5.1

Corporate Organization, Standing and Qualifications

The Purchaser is a corporation duly incorporated, validly existing, organized and in good standing under the laws of the State of California and has not been dissolved.  The Purchaser has all requisite corporate power, authority and capacity to own, lease and operate its property and assets, to carry on its business as presently conducted, to purchase the Purchased Assets and otherwise perform its obligations pursuant to this Agreement.

5.2

Authorization

The Purchaser has the capacity, authority and power to execute, deliver and perform this Agreement and all of the agreements contemplated hereby to which it is a party (including each of the Ancillary Agreements) and to consummate the transactions contemplated hereby and thereby.  This Agreement and all of the agreements contemplated hereby to which the Purchaser is a party have been duly and validly authorized, executed and delivered by the Purchaser, and each such agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

5.3

Consents and Approvals; No Violations

Neither the execution and delivery of this Agreement or any other agreement or document to which the Purchaser is or will become a party as contemplated by this Agreement, the consummation of the transactions contemplated herein or therein nor compliance by the Purchaser with any provisions hereof or thereof will (a) conflict with or result (with or without notice, lapse of time or both) in a breach of any of the terms, conditions or provisions of the articles, by-laws or other constating documents of the Purchaser, (b) conflict with or result in a breach or a default under any of the provisions of any note, bond, lease, mortgage, indenture, licence, franchise, permit, agreement, Contract or other instrument or obligation to which the Purchaser is a party, or by which the Purchaser is bound or affected, except for such conflict, breach or default which would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or its business or any of its assets, or (c) violate any Laws applicable to the Purchaser or any of its properties or assets.  No consent or approval by, or any notification or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Purchaser of this Agreement or any other agreement or document to which the Purchaser is or will be a party.  There is no Claim commenced or in progress or, to the knowledge of the Purchaser, pending or threatened against or relating to the Purchaser or any of its property or assets that might otherwise impair the consummation, or the benefits to the Vendors, of the transactions contemplated by this Agreement or in any other agreement or document to which the Purchaser is or will be a party.

5.4

Brokers

No agent, broker, person or firm acting on behalf of the Purchaser is, or will be, entitled to any commission or brokers’ or finders’ fees from the Purchaser or from any Affiliate of the Purchaser, in connection with any of the transactions contemplated by this Agreement.

5.5

PAE Shares

Upon issuance, the PAE Shares will be duly and validly issued and outstanding as fully paid and non-assessable shares in the capital of PAE.  To the best of PAE’s knowledge, other than those forms, reports, statements and other documents which are required to be filed with the AMEX and the SEC following the execution of this Agreement and the completion of the transactions contemplated herein, PAE has timely filed all forms, reports, statements, and other documents required to be filed with the SEC and AMEX, except where the failure to timely file such forms, reports, statements and other documents would not have a material adverse effect on the registration and listing of the PAE Shares.  To the best of PAE’s knowledge, PAE is not subject to any investigation by the SEC or any other regulatory authority with respect to its securities.  To the best of PAE’s knowledge, there are no circumstances relating to PAE’s business and/or its filings with the AMEX that are likely to delay the effectiveness of the registration statements referred to in Section 9.5 or to cause such registration statements not to be declared effective.

ARTICLE VI
SURVIVAL AND INDEMNIFICATION

6.1

Survival of Vendor’s Representations and Warranties

The representations and warranties of the Vendors contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Purchaser as follows:

(a)

as to the representations and warranties contained in Sections 4.1, 4.3, 4.5, and 4.6, indefinitely;

(b)

as to the representations and warranties contained in Section 4.8, until the date following expiration of all periods allowed for assessment of CHP, Balsam or Dream by any taxing or governmental authority in respect of any taxation period ending on or prior to the Closing Date or in which the Closing Date occurs;

(c)

as to the representations and warranties contained in Sections 4.2, 4.4, 4.12, 4.13,  4.22 and 4.31, for a period of three (3) years unless a bona fide notice of a Claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice apply shall survive in respect of that Claim until the final determination or settlement of the Claim; and

(d)

as to all other matters, for a period of eighteen (18) months, unless a bona fide notice of a Claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that Claim until the final determination or settlement of that Claim.

6.2

Survival of Purchaser’s Representations and Warranties

The representations and warranties of the Purchaser contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Vendors indefinitely, except that with respect to the representations given in Sections 5.3 and 5.4, which representations shall survive for a period of three (3) years, unless a bona fide notice of a Claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that Claim until the final determination or settlement of that Claim.

6.3

Survival of Covenants

Except as otherwise provided in this Agreement, all covenants of the Vendors and the Purchaser, as the case may be, contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Purchaser or the Vendors, as the case may be, for the period of such covenant, subject only to applicable limitation periods imposed by applicable Law.

6.4

Indemnification by the Vendors

The Vendors jointly and severally covenant and agree with the Purchaser to indemnify and save harmless the Purchaser and its parent, affiliates, and officers, employees, directors, agents and representatives of any of the foregoing, from and against any Claims brought against the Purchaser, or which it may suffer or incur in respect of, as a result of, or arising out of:

(a)

the nonfulfillment on the part of the Vendors, or any one of them, of the post-closing conditions set out in Sections 9.2, 9.4 and 9.13;

(b)

any nonfulfillment of any other covenant or agreement on the part of the Vendors, or any one or more of them, contained in this Agreement or any document or certificate given pursuant to this Agreement;

(c)

the Entities’ activities in connection with the distribution and/or exploitation of the Library or any Titles on or prior to the Closing Date, including, without limitation, any breach or default under a Rights Agreement or License Agreement,

(d)

any breach of the representations or warranties set out in Sections 4.7, 4.8, 4.13, and 4.22;

(e)

any breach of any other representation or warranty of the Vendors, or any one or more of them, contained in this Agreement or any document or certificate given pursuant to this Agreement, which has at the time of the Claim survived the Closing hereof; and/or

(f)

the litigation described on Schedule 4.22 (subject to Section 9.12) and any other Claims the liability for which was transferred under the terms of the either of the Asset Transfer Agreements, in either case to the extent such Claims are not satisfied in a timely manner by Larchford or Bedmont, as applicable, provided, however, that with respect to any Claims arising out of any of the matters set forth in subsections (b), (c) and (e) above, the Vendors shall not be obligated to indemnify the Purchaser and the Entity unless and until the aggregate amount of such Claims is equal to at least $100,000, provided further that the Vendors shall not be obligated to indemnify the Purchaser with respect to the first $50,000 of such Claims.

6.5

Indemnification by the Purchaser

The Purchaser covenants and agrees with the Vendors to indemnify and save harmless the Vendors and their affiliates and the officers, employees, directors, agents or representatives of any of the foregoing, from and against any Claims brought against the Vendors, or one or more of them, or which they or one or more of them may suffer or incur, directly or indirectly, in respect of, as a result of, or arising out of:

(a)

the nonfulfillment on the part of the Purchaser of the post-closing covenants and agreements set out in Section 9.5;

(b)

any nonfulfillment of any covenant or agreement on the part of the Purchaser under this Agreement or any document or certificate given pursuant to this Agreement other than under Sections 5.5 and 9.5;

(c)

Purchaser’s, its affiliates’ or any of the Entities’ activities in connection with the distribution and/or exploitation of the Library or any Titles following the Closing Date, including, without limitation, any breach or default under a Rights Agreement or License Agreement and, in addition, as contemplated by Section 9.12 with respect to Claims listed on Schedule 4.22 and other Claims the liability for which was transferred under the terms of the Asset Transfer Agreements;

(d)

any breach of the representations and warranties set out in Section 5.5; or

(e)

any breach of any of the Purchaser’s other representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement, which has at the time of the Claim survived the Closing hereof, provided, however, that with respect to any Claims arising out of the matters set forth in subsections (b) or (e) above, the Purchaser shall not be obligated to indemnify the Vendors unless and until the aggregate amount of such Claims is equal to at least $100,000, provided further that Purchaser shall not be obligated to indemnify the Vendors with respect to the first $50,000 of such Claims.

6.6

Procedure for Indemnification

(a)

Claims Other Than Third Party Claims. Following receipt from the Vendors or the Purchaser, as the case may be (the “Indemnified Party”), of a written notice of a claim for indemnification which has not arisen in respect of a Third Party Claim (as defined in Section 6.6(b) below), the party who is in receipt of such notice (the “Indemnifying Party”) shall have 30 days to make such investigation of the claim as the Indemnifying Party considers desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the claim, the Indemnifying Party shall immediately pay to the Indemnified Party such amount.  If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), such dispute shall be resolved by arbitration as set out in Section 6.9.

(b)

Third Party Claims. The Indemnified Party shall notify the Indemnifying Party in writing as soon as is reasonably practicable after being informed in writing that a claim originating from a Person other than the Indemnified Party has been made or threatened (a “Third Party Claim”) and in respect of which a right of indemnification given pursuant to Section 6.4 or 6.5 may apply.  The Indemnifying Party shall have the right to elect, by written notice delivered to the Indemnified Party within 10 days of receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third Party Claim, at the sole expense of the Indemnifying Party, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim, provided that:

(i)

such will be done at all times in a diligent and bona fide matter;

(ii)

the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement in respect of that Third Party Claim; and

(iii)

the Indemnifying Party shall pay all reasonable out-of-pocket expenses incurred by the Indemnified Party as a result of such participation or assumption, subject to the terms of Sections 6.4 or 6.5, as applicable.

If the Indemnifying Party elects to assume such control, the Indemnified Party shall co-operate with the Indemnifying Party and its counsel and shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense. If the Indemnifying Party does not so elect or, having elected to assume such control, thereafter fails to proceed with the settlement or defence of any such Third Party Claim, the Indemnified Party shall be entitled to assume such control.  In such case, the Indemnifying Party shall co-operate where necessary with the Indemnified Party and its counsel in connection with such Third Party Claim and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

6.7

Additional Rules and Procedures

The obligation of the parties to indemnify each other pursuant to this Article VI shall also be subject to the following:

(a)

an Indemnified Party shall only be entitled to make a claim for indemnification pursuant to Section 6.4 or 6.5, as the case be, if written notice containing reasonable particulars of such claim is delivered to the Indemnifying Party within the time periods provided for in Section 6.1 or 6.2;

(b)

if any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law to make a payment to any Person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment.  If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party;

(c)

except in the circumstances contemplated by Section 6.7(b) above, and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).  A failure by the Indemnifying Party to respond in writing to a written request by the

Indemnified Party for consent for a period of ten (10) days or more, shall be deemed a consent by the Indemnifying Party to such request;

(d)

the Indemnifying Party and the Indemnified Party shall provide each other on an ongoing basis with all information which may be relevant to the other’s liability hereunder and shall supply copies of all relevant documentation promptly as they become available; and

(e)

notwithstanding Section 6.7(c), the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a Material Adverse Effect on the Indemnified Party.

6.8

Rights Cumulative

The rights of indemnification contained in this Article VI are cumulative and are in addition to every other right or remedy of the parties contained in this Agreement or otherwise.

6.9

Arbitration Procedures

(a)

Any dispute, controversy or claim arising out of this Agreement, including any question regarding its existence, validity or termination, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the “Rules”) to be held at New York City, New York, USA.  The parties waive any right to object to the location being inconvenient.

(b)

The arbitration shall be conducted by single arbitrator appointed by agreement between the parties, or in the absence of agreement, in accordance with the Rules.

(c)

The arbitration must be complete, and a decision rendered, within ninety (90) days of the submission of the dispute to arbitration.

The decision arrived at pursuant to the arbitration shall be final and binding.  No appeal shall lie from the arbitration.  Any award granted as a result of arbitration proceedings under this section shall be recognized internationally, and may be entered in any court having jurisdiction to enforce such awards.

ARTICLE VII
CONDITIONS OF CLOSING IN FAVOUR OF THE PURCHASER

The obligation of the Purchaser to purchase the Purchased Interests is subject to the fulfillment, performance and satisfaction of, or compliance with, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part).  Purchaser’s execution of this Agreement shall constitute its acknowledgement that all of the following conditions precedent have been either satisfied or waived.

7.1

Good Standing Certificates

The Vendors shall have delivered to the Purchaser a certificate dated the Closing Date or the Business Day immediately prior to the Closing Date from the appropriate office of the jurisdiction of organization or formation of the Entities, certifying that each such entity is validly existing and in good standing under the laws of such jurisdiction.

7.2

Officer’s Certificate

The Vendors shall have delivered to the Purchaser a certificate of a senior officer of each Entity (in such capacity and without personal liability), in form and substance reasonably satisfactory to the Purchaser certifying that the Board of Directors (and, if required, shareholders) of such Entity has adopted resolutions (in a form attached to such certificate) authorizing the transfer of the Purchased Interests and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, which resolutions are in full force and effect.

7.3

Required Consents, Acknowledgements and Notices

Prior to the Time of Closing the Vendors shall have obtained and provided to the Purchaser all of the Required Consents.

7.4

Board Approval

The board of directors of the Purchaser shall have approved of the transactions contemplated in this Agreement.

7.5

Legal Impediments

No action or proceeding shall be pending or threatened by any Governmental Authority or any other Person (including a party hereto) to restrain or prohibit the completion of the transactions contemplated by this Agreement.

7.6

Indebtedness

All Indebtedness (other than the DuArt Indebtedness which shall be repaid in accordance with Section 3.1(c)) of the Entities shall have been repaid (as evidenced by customary pay-off letters from the holders of such Indebtedness delivered to the Purchaser by the Vendors).

7.7

Employment Agreement and Consulting Agreement

Balsam shall have executed and delivered to the Purchaser the Balsam Employment Agreement substantially in the form attached hereto as Exhibit “A”. Schlossberg shall have executed and delivered to the Purchaser the Schlossberg Consulting Agreement substantially in the form attached hereto as Exhibit “B”.

7.8

Asset Transfer Agreements

The Vendors shall have provided to the Purchaser executed copies of the Asset Transfer Agreements and all documentation related to the transfer of the Disposed Assets, each of which shall have been approved by, and shall be in form and substance satisfactory to, the Purchaser and its counsel.

7.9

Financial Statements

Schlossberg shall have provided to the Purchaser unaudited financial statements in respect of CHP for the 12 month period ended October 31, 2005, which statements present fairly the financial position of CHP, in all material respects as at October 31, 2005 and through the preceding 12 month period.  Balsam shall have provided to the Purchaser unaudited financial statements in respect of Dream for the 12 month period ended December 31, 2005, which statements present fairly the financial position of Dream, in all material respects as at those dates and through the preceding 12 month period.  The unaudited statements are herein referred to collectively as the “2005 Unaudited Statements”.

7.10

Section 338(h)(10) Election Forms

Schlossberg shall have provided to the Purchaser all federal and state forms required to make a Section 338(h)(10) Election as contemplated by Section 9.11.

ARTICLE VIII
CONDITIONS OF CLOSING IN FAVOUR OF THE VENDORS

The obligation of the Vendors to sell the Purchased Interests is subject to the fulfillment, performance and satisfaction of, or compliance with, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendors and may be waived by the Vendors in whole or in part). Vendors’ execution of this Agreement shall constitute their acknowledgement that all of the following conditions precedent have been either satisfied or waived.

8.1

Good Standing Certificates

The Purchaser shall have delivered to the Vendors a certificate dated the Closing Date or the Business Day immediately prior to the Closing Date from the appropriate office of the jurisdiction of organization of the Purchaser, certifying that such entity is validly existing and in good standing under the laws of such jurisdiction.

8.2

Officer’s Certificate

The Purchaser shall have delivered to the Vendors a certificate of a senior officer of the Purchaser (in such capacity and without personal liability), in form and substance reasonably satisfactory to the Vendors: (i) certifying that the Board of Directors (and, if required, shareholders) of the Purchaser has adopted resolutions (in a form attached to such certificate) authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein, which resolutions are in full force and effect and have not been superseded, amended or modified as of the Closing Date; and (ii) certifying as to the incumbency and signatures of the officers of the Purchaser executing this Agreement and the other transaction documents contemplated herein.

8.3

Legal Impediments

No action or proceeding shall be pending or threatened by any Governmental Authority or any other Person (including a party hereto) to restrain or prohibit the completion of the transactions contemplated by this Agreement.

ARTICLE IX
COVENANTS OF THE PARTIES FOLLOWING CLOSING

9.1

Recent Acquisitions

With respect to each Recent Acquisition, the Purchaser agrees that it shall, following Closing,

(a)

pay to the licensor of such Recent Acquisition any portion of the Title Purchase Price owing and payable after the Closing Date, pursuant to the terms of the Rights Agreement governing such Recent Acquisition including, without limitation, for the sake of clarity, the entire Title Purchase Price for the Titles “Florentine”, “To Walk With Lions” and “No Witness”; and

(b)

with respect to any Accounts Receivable paid to the Purchaser in respect of such Recent Acquisition, deduct and retain from such Account Receivable the applicable distribution fee.  With respect to the balance of such Account Receivable, such amount shall be shared among the Purchaser and the applicable Vendor in order for the Purchaser to recoup the Purchaser Unrecouped Amount and the Vendor to recoup the Vendor Unrecouped Amount in respect of such Recent Acquisition on a pro rata, pari passu basis.

9.2

Acquired Assets

To the extent that after the Closing Date either of the Entities retains ownership of any Disposed Assets, the Vendors jointly and severally covenant and agree that they will purchase such Disposed Assets from the Purchaser for nominal consideration and they shall do all such things and provide all such efforts as may be required to transfer such Disposed Assets to the Vendors or either one of them (or entities owned by the Vendors or either one of them).  Furthermore, the Vendors covenant and agree that if either of the Vendors discovers that the Entities (or either of them) have not validly transferred ownership in the Disposed Assets from the Entities prior to the Closing Date, or that either of the Entities retains ownership over any Disposed Assets, such Vendor shall forthwith give notice to the Purchaser of such state of facts, and shall do all such things and to provide all such efforts as may be required to acquire the Disposed Assets on an expedited basis.

9.3

Post Closing Conduct

Following the Closing, Purchaser shall cause Dream and CHP to adhere to the terms of the Rights Agreements, License Agreements, Leases, Guild Agreements, or other Material Contracts to which they may be bound.

9.4

Delivery of Audited Financial Statements

Within forty-five (45) days of December 31, 2006, the Vendors shall cause to be prepared and delivered to the Purchaser, at Purchaser’s expense, the audited financial statements in respect of CHP for the 12 month period ended October 31, 2006, and in respect of Dream for the 12 month period ended December 31, 2006 (collectively, the “2006 Audited Statements”).  If the 2006 Audited Statements delivered to the Purchaser reflect either (i) that the Entities’ consolidated assets exceed 20% of the consolidated assets of PAE, or (ii) that the Entities’ consolidated income from continuing operations exceed 20% of the consolidated income from continuing operations of PAE (each calculation to be undertaken in accordance with Section 8.3 of National Instrument 51-102 – Continuous Disclosure Obligations, then the Vendors shall cause to be prepared and delivered to the Purchaser, at Purchaser’s expense, the audited financial statements in respect of CHP for the 12 month period ended October 31, 2005, and in respect of Dream for the 12 month period ended December 31, 2005 (collectively, the “2005 Audited Statements”) within forty-five (45) days of notification by the Purchaser to the Vendors that the 2005 Audited Statements are required.

9.5

Listing and Registration of PAE Shares

(a)

Purchaser shall cause PAE to use its reasonable best efforts to cause the PAE Shares to be listed for trading on the AMEX and to maintain such listing.

(b)

Provided that the Vendors have delivered the 2006 Audited Statements to Purchaser as provided in Section 9.4 above, and provided that the Vendors are not obligated to prepare and deliver the 2005 Audited Statements as required by Section 9.4 above, Purchaser shall, within forty-five (45) days of the date of Purchaser’s receipt of the 2006 Audited Statements, cause PAE to file a registration statement with the United States Securities and Exchange Commission (the “SEC”) on an appropriate form covering the resale of all of the PAE Shares.  If the Vendors are obligated to prepare and deliver the 2005 Audited Statements as required by Section 9.4 above, Purchaser shall, within forty-five (45) days of the Purchaser’s receipt of the 2005 Audited Statements, cause PAE to file a registration statement with the SEC on an appropriate form covering the resale of all of the PAE Shares. In either case, the Purchaser shall use reasonable best efforts to cause PAE to use its reasonable best efforts to cause such registration statement to be declared effective by the SEC within a reasonable practicable time after the filing date of such registration statement and shall use reasonable best efforts to keep such registration statement effective until the earlier of the date that all the PAE Shares are sold or the date that such PAE Shares may be sold without registration pursuant to the applicable provisions of Rule 144 during any 90-day period without volume limitation or all such securities may otherwise be sold pursuant to Rule 144(k).  All expenses incurred in connection with a registration effected pursuant to this section, including (without limitation) all registration, filing, qualification, printer's and accounting fees, shall be paid by PAE.  As a condition to registering such PAE Shares, Balsam must provide to Purchaser and PAE such information regarding himself, and such other information as shall be reasonably required to effect the registration of such PAE Shares.

(c)

Notwithstanding the foregoing, if PAE shall furnish to Balsam a certificate signed by the Chief Executive Officer or President of PAE stating that in the good faith judgment of PAE’s Board of Directors it would be seriously detrimental to PAE or its stockholders for a registration statement to be filed at such time, then the obligation of the Purchaser and/or PAE to use its reasonable best efforts to register, qualify or comply under this Section 9.5 shall be deferred for a period not to exceed 180 days from the date of receipt of the above-described certificate from PAE; provided, however, that PAE may not utilize this right more than once in any twelve-month period.

(d)

The Purchaser will cause PAE to indemnify and if requested, defend, Balsam, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement and/or prospectus, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Balsam for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that PAE shall not be liable to Balsam for any liability that arises out of or is based upon (x) any statement or omission made in (or omitted from) such registration statement, preliminary or final prospectus, or amendment or supplement thereto in reliance upon and in conformity with written information furnished to PAE by Balsam and specifically stated for use therein, or (y) the failure of Balsam to deliver a prospectus as required by the Securities Act.  The indemnity provided for in this Section 9.5 shall remain in full force and effect regardless of any investigation made by or on behalf of Balsam or any indemnitee, the transfer of any securities by Balsam and the termination of this Agreement or of the Balsam Employment Agreement.

(e)

Balsam shall indemnify the Purchaser, PAE, each of their respective directors and officers, and each person who controls the Purchaser and PAE within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement and/or prospectus, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Purchaser and PAE, such directors, officers, persons, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, but in each case only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, preliminary (if not corrected in the final prospectus) or final prospectus, or amendment or supplement thereto in reliance upon and in conformity with written information furnished to PAE by Balsam and specifically stated for use therein.

9.6

Pre-Closing Payments Received Post-Closing

To the extent the Entities receive, following the Closing Date, any payments relating to the exploitation of the Library which amounts were due on or before the Closing Date, Purchaser shall, within ten (10) business days of receipt of such amounts, make payment to the applicable Vendor of such amounts.

9.7

Participations and Residuals

To the extent, following the Closing, either of the Entities is required under the terms of any Rights Agreement or License Agreement to pay any Residuals and/or Participations in connection with any sales, licenses or other exploitation of the Title covered by such Rights Agreement or License Agreement, the proceeds of which exploitation were received by such Entity prior to or on the Closing Date, the Vendor of such Entity shall, within ten (10) business days of written notice of such Residuals and/or Participations, pay the amount of such Residuals and/or Participations to the Purchaser and the Purchaser agrees to make payment of such Residuals and/or Participations to the parties entitled to receive same.  For greater certainty, the Purchaser shall pay any Residuals and Participations owing under the terms of the Rights Agreement and License Agreements in connection with any sales, licenses or other exploitation of the Library, the proceeds of which exploitation are due after the Closing Date.

9.8

Tax Audits and Contests; Cooperation

(a)

The Vendors shall control the conduct, through counsel of its own choosing at its own expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Entities (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) relating to taxable periods (or portions thereof) ending on or before the Closing Date (“Pre-Closing Taxable Periods”).

(b)

The Vendors and the Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Entities as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest.  The Vendors and the Purchaser shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Entities (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.8(b).  Any information obtained under this Section 9.8(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in be conduct of a Contest or other Tax proceeding.

(c)

Each of the Purchaser and the Entities shall (a) use its reasonable best efforts to properly retain and maintain the tax and accounting records of the Entities (to the extent such records have been provided by Vendors or, are in the possession of the Entities on the Closing Date) that relate to Pre-Closing Taxable Periods for 10 years and shall thereafter provide the Vendors written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (b)

transfer such records to the Vendors upon its written request prior to any such destruction, abandonment or disposition and (c) allow the Vendors and its Affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time  inspect and review such records as the Vendors may deem necessary or appropriate; provided, however, that in all cases, such activities are to conducted by the Vendors during normal business hours and at the Vendors’ sole expense.  Any information obtained under this Section 9.8(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

9.9

Preparation of Tax Returns and Payment of Taxes

(a)

The Vendors shall prepare (or cause to be prepared) and timely file all Tax Returns of the Entities with respect to any Pre-Closing Taxable Period that are required to be filed with any Tax authority after the Closing Date and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns.

(b)

The Purchaser shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax returns that are required to be filed by or with respect to the Entities for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns.

9.10

Refunds

The Vendors will be entitled to any credits and refunds (including interest received thereon) in respect of any Pre-Closing Taxable Period.  The Purchaser shall cause such refund to be paid to the Vendors promptly following its receipt.

9.11

Section 338(h)(10) Election

(a)

Schlossberg shall join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign tax law) (collectively, a “Section 338(h)(10) Election”) with respect to the CHP Shares to be acquired by Purchaser under this Agreement.  Purchaser will be responsible for preparing and timely filing any forms used to make the Section 338(h)(10) Election.  Schlossberg shall sign at or prior to Closing all federal and state forms used to make a Section 338(h)(10) Election requiring his signature as contemplated by Section 7.10.  Schlossberg shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on his Tax Return to the extent required by applicable law.

(b)

The CHP Purchase Price and the liabilities of CHP (plus other relevant items) shall be allocated to the assets of CHP for all purposes (including Tax and financial accounting), as determined by Purchaser.  Purchaser and Schlossberg shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

(c)

To the extent that the making of the Section 338(h)(10) Election results in Schlossberg realizing after-tax proceeds (the “Section 338 After-Tax Proceeds”) that are less than the after-tax proceeds that would have been realized by Schlossberg on a sale of the CHP Shares without the making of a Section 338(h)(10) Election (the “Stock Sale After-Tax Proceeds”), Purchaser shall pay to Schlossberg an amount (which amount shall constitute additional CHP Purchase Price, and which amount may be satisfied, at Purchaser’s sole discretion, either by a payment in cash or the issuance to Schlossberg of common shares of PAE), not to exceed US$500,000, which, after taking into account the payment of any additional tax liability that Schlossberg would incur as a result of his receipt of such additional CHP Purchase Price (in the aggregate, the “Additional After-Tax Amount”), would result in the Section 338 After-Tax Proceeds plus the Additional After-Tax Amount to equal the Stock Sale After-Tax Proceeds.  The computation of the amount of the Section 338 After-Tax Proceeds shall include, without limitation, any payments made by Schlossberg to the Internal Revenue Service or any other tax authority.

(d)

If and to the extent Purchaser elects to satisfies its obligation to Schlossberg pursuant to Section 9.11(c) through the issuance of common shares of PAE, Purchaser shall cause PAE to use its reasonable best efforts to register and list for trading such common shares pursuant to and subject to the provisions of Section 9.5.

9.12

Post-Closing Liability for Schedule 4.22 Claims

Without limitation of any other covenant, agreement, representation or warranty of Purchaser hereunder, if the liability in respect of any Claim listed on Schedule 4.22 and any other Claims the liability for which was transferred under the terms of either of the Asset Transfer Agreements increases as a direct result of the Purchaser’s unreasonable, reckless or negligent management of such Claim and/or the events and circumstances underlying such Claim, the Purchaser shall be responsible for the incremental increase in the quantum of such Claim and shall indemnify the Vendors therefore in accordance with the provisions of Section 6.5.

9.13

CHP Profit Sharing Plan

Immediately following the Closing, the Vendors shall cause CHP to make the distributions required to be made under the Castle Hill Productions, Inc. Profit Sharing Plan in order to terminate the Castle Hill Productions, Inc. Profit Sharing Plan and to Vendors shall cause CHP to terminate the Castle Hill Productions, Inc. Profit Sharing Plan and Purchaser shall have no liability for such plan prior to, on or after the Closing Date.

ARTICLE X
GENERAL

10.1

Notices

All notices, requests, demands or other communications required or permitted to be given by one Party to another under this Agreement (each, a “Notice”) shall be given in writing and delivered by personal delivery or delivery by recognized national courier, sent by facsimile transmission or delivered by registered mail, postage prepaid, addressed as follows:

If to Balsam:
8 Valley Road Larchmont, New York 10538 U.S.A.
Attention:	Mark Balsam
Telecopier:

If to Schlossberg:
320 Pea Pond Road Katonah, New York 10536 U.S.A.
Attention:	Julian Schlossberg
Telecopier:

If to either of the Vendors, with a copy to:
Franklin, Weinrib, Rudell & Vassallo, P.C. 488 Madison Avenue New York, New York 10022 U.S.A.
Attention:	Daniel M. Wasser
Telecopier:	212-308-0642

If to the Purchaser:
c/o Peace Arch Entertainment Group Inc. 124 Merton Street Suite 407 Toronto, Ontario M5S 2Z2
Attention:	Gary Howsam
Telecopier:	416-487-6141

If to the Purchaser, with a copy to:
Goodmans LLP 250 Yonge Street Suite 2400 Toronto, Ontario M5B 2M6
Attention:	Carolyn Stamegna
Telecopier:	416-979-1234

or at such other address or facsimile number at which the addressee may from time to time notify the addressor.  Any Notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address.  If such day is not a Business Day, or if the Notice is received after 4:00 p.m. (addressee’s local time), then the Notice shall be deemed to have been given and received on the next Business Day.  Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fourth Business Day following the date of its mailing.  Any Notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed.  If such day is not a Business Day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the Notice shall be deemed to have been given and received on the first Business Day after its transmission.

10.2

Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing.  No indulgence, forbearance or other accommodation by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement or in any document delivered pursuant to this Agreement.  Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

10.3

Severability

If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be illegal, invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement.  If the Parties cannot agree on an appropriate amendment, any Party may refer the matter for determination pursuant to and in accordance with Section 6.9.  Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by law.

10.4

Assignment and Enurement

Neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by any Party, without the prior written consent of each of the other Parties, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, the

Purchaser may, without such written consent, assign, directly or indirectly, any or all of its rights and obligations under this Agreement to any of its Affiliates, provided that no such assignment shall relieve the Purchaser of its obligations hereunder.  Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or merger of any Party) and permitted assigns hereunder.

10.5

Expenses

Each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other fees, costs and expenses incurred.

10.6

Further Assurances

The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after Closing.

10.7

Jurisdiction

Subject to Section 6.9, each of the Parties to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, County of New York, or if it has or can acquire jurisdiction, in the United States District court for the Southern District of New York, and each party consents to the jurisdiction of such courts and waives any objection to venue laid therein.

10.8

Service

Process in any action or proceeding instituted in connection with this Agreement or the transaction contemplated hereby may be served on any party anywhere in the world.

10.9

Public Disclosure

No public disclosure of any kind shall be made or permitted in respect of the subject matter of this Agreement by any Party without consultation with and the consent of the other Party (such consent not to be unreasonably withheld or delayed).  All public disclosure to third parties and all other publicity concerning the matters contemplated by this Agreement shall be jointly planned and coordinated by the Parties and no Party shall act unilaterally in this regard without the prior written approval of the other Parties, except where the Party making such notice is required to do so by Law or any Governmental Authority, or any stock exchange, in circumstances where prior consultation with the other Parties is not practicable.

10.10

Third Party Beneficiaries

Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

10.11

Non-Merger

Except as otherwise expressly provided in this Agreement, the representations, warranties, covenants and agreements shall not merge on and shall survive Closing and, notwithstanding Closing or any investigation made by or on behalf of any party, shall continue in full force and effect.

10.12

No Strict Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring either Party by virtue of the authorship of any provision of this Agreement.

10.13

Execution by Electronic Transmission

The signature of any of the Parties may be evidenced by a facsimile, scanned email or internet transmission copy of this Agreement bearing such signature.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

10.14

Counterparts

This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.  Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

[SIGNATURE PAGES TO IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, each Party has executed, or caused its duly authorized officer(s) to execute, this Agreement on this _____21st__ day of __December, 2006, with effect as of the date first written above.

PEACE ARCH LA, INC.

By:

/s/ Gary Howsam

Name:

Title:

By:

Name:

Title:

SIGNED, SEALED AND DELIVERED in the presence of:
	) ) ) ) ) )	/s/ Mark Balsam
Witness		Mark Balsam
	) ) ) ) ) )	/s/ Julian Schlossberg
Witness		Julian Schlossberg

ACKNOWLEDGED AND AGREED TO:
PEACE ARCH ENTERTAINMENT GROUP INC.
By:	/s/ Gary Howsam
Name: Title:

SCHEDULE 1.1

TITLES

See attached.

SCHEDULE 4.4

REQUIRED CONSENTS

SCHEDULE 4.11

ACCOUNTS RECEIVABLE AND PAYEES

SCHEDULE 4.12(A)

PERMITTED ENCUMBRANCES

SCHEDULE 4.12(C)

TITLES DISTRIBUTED “AT WILL”

SCHEDULE 4.14

RIGHTS AGREEMENTS AND LICENSE AGREEMENTS

See Schedule 1.1*

*License agreements are listed in italicized font and shaded.

SCHEDULE 4.15

MATERIAL CONTRACTS

SCHEDULE 4.16(C)

EMPLOYEES

SCHEDULE 4.16(F)

EMPLOYEE PLANS

SCHEDULE 4.17

INSURANCE

SCHEDULE 4.19

LABORATORIES

SCHEDULE 4.20

PARTICIPATION AND RESIDUALS

SCHEDULE 4.21

RECENT ACQUISITIONS

SCHEDULE 4.23

LEASES OF PERSONAL PROPERTY

SCHEDULE 4.24

LEASES OF REAL PROPERTY

SCHEDULE 4.27

BANK ACCOUNTS